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| FORM 3 |
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
           Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Cohen                             Craig                                 N.
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   (Last)                           (First)                             (Middle)

                               25 Bon Hills Drive
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                                    (Street)

   St. Louis                          MO                                   63132
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   (City)                           (State)                                (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   October 16, 1996 (Estimated)

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

   TALX Corporation, Nasdaq symbol "TALX"

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [X] Officer (give title below)

       Chief Financial Officer

   [ ] Other (specify below)

6. If Amendment, Date of Original Month/Day/Year)



7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person


             TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security



2. Amount of Securities Beneficially Owned (Instr. 4)



3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)



4. Nature of Indirect Beneficial Ownership (Instr. 5)



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* If the Form is filed by more than one Reporting Person, see Instruction 5.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative  2. Date Exercisable and     3. Title and Amount of      4. Conversion or   5. Ownership Form  6. Nature of
   Security (Instr. 4)     Expiration Date             Securities Underlying       Exercise Price     of Derivative      Indirect
                           (Month/Day/Year)            Derivative Security         of Derivative      Security:          Beneficial
                        --------------------------     (Instr. 4)                  Security           Direct (D) or      Ownership
                                                    --------------------------                        Indirect (I)       (Instr. 5)
                                                                     Amount or                        (Instr. 5)
                        Date            Expiration                   Number of
                        Exercisable     Date           Title         Shares
----------------------  --------------  ----------     ------------  ---------  -----------------  -----------------  --------------

Option                  Currently       12/16/93       Common Stock      4,285   $4.375 per share           D

Option                  2/5 currently;  09/07/00       Common Stock     14,285   $3.85  per share           D
                        1/5 on
                          09/07/97;
                        1/5 on
                          09/07/98;
                        1/5 on
                          09/07/99

Option                  1/5 on          05/31/02       Common Stock        857   $7.00  per share           D
                          05/31/97;
                        1/5 on
                          05/31/98;
                        1/5 on
                          05/31/99;
                        1/5 on
                          05/31/00;
                        1/5 on
                          05/31/01

Option                  1/5 on          06/17/02       Common Stock      3,428   $7.00  per share          D
                          06/17/97;
                        1/5 on
                          06/17/98;
                        1/5 on
                          06/17/99;
                        1/5 on
                          06/17/00;
                        1/5 on
                          06/17/01

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Explanation of Responses:


/s/ Craig N. Cohen                                     October 12, 1996
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        **Signature of Reporting Person                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient see Instruction 6 for procedure.